Exhibit 3.3

DEAN HELLER
Secretary of State

202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708

      Important: Read attached instructions before completing form.
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      This Form is to Accompany Restated Articles of Incorporation
      ------------------------------------------------------------
                   (Pursuant to NRS 78.403 or 82.371)
    (This form is also to be used to accompany Festated Articles for Limited-Liability Companies and Certificates of Limited Partnership)
                          -Remit in Duplicate-

1. Name of Nevada entity as last recorded in this office: Universal Broadband Communications, Inc. (File C-24242-00).

2. Indicate what changes have been made by checking the appropriate spaces.*

     [_]  The entity name has been amended.

     [_]  The resident agent has been changed.
          (attach Certificate of Acceptance from new resident agent)

     [_]  The purpose of the entity has been amended.

     [X]  The authorized shares have been amended.

     [_]  The directors, managers or general partners have been amended.

     [_]  The duration of the entity has been amended.

     [_]  IRS tax language has been added.

     [_]  Articles have been added to the articles or certificate.

     [_]  Articles have been deleted from the articles or certificate.

     [X] None of the above apply. The articles or certificate have been amended as follows:
     (provide article numbers, if available)

     Amending Articles Fourth, Fifth, Sixth, Seventh, Eighth, Ninety, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth)

* This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering Articles of Incorporation, Articles of Organization or Certificates of Limited Partnership.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this fling to be rejected.

                        ARTICLES OF INCORPORATION
                                   OF
                UNIVERSAL BROADBAND COMMUNICATIONS, INC.


     A certificate of Amendment to Articles of Incorporation, amending the First Article that renames the Corporation to Universal Broadband Communications, Inc. was filed the 4th day of October, 2001 with the Secretary of State for the State of Nevada (File #C-24242-00).

     I, the undersigned, for the purposes of restating the Articles of Incorporation, amending Articles Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth and Fourteenth do execute theses amended Articles of Incorporation, and do hereby certify the restatements as follows:

     FIRST.  The name of this corporation is Universal Broadband
Communications, Inc.

     SECOND. The address of this corporation's registered office in the State of Nevada is 50 West Liberty Street, Suite 880, City of Reno, County of Washoe, State of Nevada 89501. The name of its registered agent at such address is Nevada Agency Trust Company.

     THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the General Corporation Law of the State of Nevada.

     FOURTH. The total number of shares of capital stock, which this corporation shall have authority to issue, is one-hundred million (100,000,000) with a par value of $0.001 per share amounting to ten thousand dollars ($10,000). Ninety million (90,000,000) of those shares are Common Stock and ten million (10,000,000) of those shares are Preferred Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought. The holders of shares of Preferred Stock shall have voting, conversion and redemption rights and other rights, preferences, privileges and restrictions (i) determined by the Board of Directors of this corporation by Resolution or (ii) as otherwise provided by the Nevada General Corporation Law, as amended from time to time.

     FIFTH. The Board of Directors of this corporation shall be, and hereby is, authorized and empowered, subject to limitations prescribed by law and the provisions of the Article FOURTH of these Articles of Incorporation, to provide for the issuance of shares series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series and the qualifications, limitations or restriction of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (1) The number of shares constituting such series and the distinctive designation of such series;

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          (2) The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

          (3) Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (4) Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate, in such events as the Board of Directors shall determine;

          (5) Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which those shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary in different circumstances and at different redemption dates;

          (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;

          (7) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of this corporation, and the relative rights of priority, if any, and payment of shares of such series; and

          (8) Any other relative rights, preferences and limitation of such series.

     Dividends on issued and outstanding shares of Preferred Stock shall be paid or declared and set apart for payment prior to any dividends shall be paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.

     If, upon any voluntary or involuntary liquidation, dissolution or winding up of this corporation, the assets of this corporation available for distribution to holders of shares of Preferred Stock of all series, shall be insufficient to pay such holders the full and complete preferential amounts, including unpaid cumulative dividends, if any, additional payments or provisions shall be payable as the Board deems proper in accordance with its fiduciary responsibilities according to the Articles, State law and securities regulations.

     SIXTH. No director or officer of this corporation shall have any personal liability to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article SIXTH shall not eliminate or limit the liability of a director or office for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada General Corporation Law. Any repeal or modification of this Article by the stockholders of this corporation shall not adversely affect any right or protection of any director of this corporation existing at the time such repeal or modification.

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     SEVENTH.  This corporation reserves the right at any time, to amend, alter, change or repeal any provision specified in these Articles of Incorporation, and other provisions authorized by the laws of the State of Nevada in effect at the date of amendment so long as the rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles if Incorporation in their present form are not eliminated.

     EIGHTH. Capital stock issued by this corporation after the amount of the subscription price or par value thereof has been paid in full and shall be subject to pay debts of this corporation, and may be assessable or assessed, if determined by the Board of Directors by resolution.

     NINTH. (a) The affairs of this corporation shall be governed by a Board of Directors of not more than nine (9) persons nor less than one
(1) person, as determined from time to time by vote of a majority of the Board of Directors of this corporation; provided, however, that the number of directors shall not be reduced so as to reduce the term of any director at the time in office. The name and address of this initial member of the Board of Directors is:

          Mark Ellis
          18200 Von Karman Avenue
          10th Floor
          Irvine, California 92612

               (b) The Board of Directors of this corporation shall be elected at each annual meeting of shareholders, however, the Board may adopt provisions to divide the Board of Directors into two (2) or three
(3) classes to serve for terms of two (2) or three (3) years, respectively, or to eliminate cumulative voting, or both, by the Board amending the Bylaws. If the Bylaws are amended to divide the Board into classes at the annual meeting of stockholders of this corporation, directors of each class shall be elected to hold office for a term expiring at the next succeeding annual meeting of those stockholders, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting of those stockholders. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Preferred Stock shall have no voting rights to elect Directors, however, whenever the holders of any one or more series of Preferred Stock shall have been granted the right by the Board, they shall vote separately as a class, to elect one or more directors of this corporation, the terms of the director or directors elected by such holder shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose terms shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders.

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               (c) Notwithstanding any other provisions of these Articles of Incorporation and the Bylaws of this corporation, the directors may be removed with or without cause, if the removal is approved by the majority holders of outstanding common shares and is consistent with the Bylaws and laws and statutes of Nevada. However, whenever the holders of any one or more series of Preferred Stock have been granted voting rights by a Board resolution and the Preferred shareholders respectfully elected a director and/or directors separately as a class, the provisions of section (c) of this Article shall not apply with respect to the director or directors elected by such holders of Preferred stock.

     TENTH. The period of existence of this corporation shall be perpetual.

     ELEVENTH. No contract or other transaction between this corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of this corporation; provided, however, that the fact that he/she or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or majority thereof, and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with the same force and effect as if he/she were not such director or officer of such other corporation or not so interested.

     TWELFTH. Subject to the provisions of any series of Preferred Stock of this corporation which may at the time be issued and outstanding and convertible into shares of Common Stock of this corporation, the affirmative vote of the majority of the outstanding shares of Common Stock held by stockholders of this corporation other than the "related person" (as defined later in these Articles of Incorporation), shall be required for the approval or authorization of any "business combination" (as defined later in these Articles of Incorporation) of this corporation with any related person; provided, however, that such voting requirement shall not be applicable if:

          (1) The business combination was approved by the Board of Directors of this corporation either (A) prior to the acquisition by such related person of the beneficial ownership of twenty percent (20%) or requisition the outstanding shares of the Common Stock of this corporation, or (B) after such acquisition, but only during such time as such related person has sought and obtained the unanimous approval by the Board of Directors of this corporation of such acquisition of more than twenty percent (20%) of the Common Stock prior to such acquisition being consummated; or

          (2) The business combination is solely between this corporation and another corporation, fifty percent (50%) or more of the voting stock of which is owned by a related

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person; provided, however, that each stockholder of this corporation receives the same type of consideration in such transaction in proportion to his/her stockholdings; or

          (3) All of the following conditions are satisfied:

               (A) The cash or fair market value of the property, securities or other consideration to be received per share by the holders of Common Stock of this corporation in the business combination is note less than the higher of (i) the highest per share price (including brokerage commissions, soliciting dealer fees, dealer-management compensation, and other expenses, including but not limited to, costs of newspaper advertisements, printing expenses and attorneys' fees) paid by such related person in acquiring any of its holdings of this corporation's Common Stock or (ii) an amount which has the same or a greater percentage relationship to the market price of this corporation's Common Stock immediately prior to the commencement of acquisition of this corporation's Common Stock by such related person, but in no event in excess of two (2) times the highest per share price determined in clause
(i), above; and

               (B) After becoming a related person and prior to the consummation of such business combination, (i) such related person shall not have acquired any newly issued shares of capital stock, directly or indirectly, from this corporation (except upon conversion of convertible securities acquired by it prior to becoming a related person or upon compliance with the provision of this Article or as a result of a pro rata stock dividend or stock split) and (ii) such related person shall not have received the benefit, directly or indirectly, (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by this corporation, or made any major changes in this corporation's business or equity capital structure; and

               (C) A proxy statement complying with the requirements of the Securities Exchange Act of 1934, whether or not this corporation is then subject to such requirements, shall be mailed to the public stockholders of this corporation for the purpose of soliciting stockholder approval of such business combination and shall contain at the front thereof, in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any outside directors, may determine to specify, and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of the terms of such business combination, from the point of view of the remaining public stockholders of this corporation (such investment banking firm to be engaged solely on behalf of the remaining public stockholders, to be paid a reasonable fee for its services by this corporation upon receipt of such opinion, to be a reputable national investment banking firm which has not previously been associated with such related person and, if there are at the time any such directors, to be selected by a majority of the continuing directors and outside directors).

For purposed of this Article:

     (1) The term "business combination" shall be defined as and mean (a) any merger or consolidation of this corporation with or into a related person; (b) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or any substantial part of the assets of this corporation, including, without

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limitation, any voting securities of a subsidiary, or of a subsidiary, to a related person; (c) any merger or consolidation of a related person with or into this corporation or subsidiary of this corporation; (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to this corporation or a subsidiary of this corporation; (e) the issuance of any securities of this corporation or a subsidiary of this corporation to a related person;
(f) the acquisition by this corporation or a subsidiary of this corporation of any securities or to involving Common Stock of this corporation, consummated within five (5) years after a related person becomes a related person, and (h) any agreement, contact or other arrangement providing for any of the transactions described in this definition of business combination.

     (2) The term "related person" shall be defined as and mean and include any individual, corporation, trust, association, partnership or other person or entity which, together with their "affiliates" and "associates: (defined later in these Articles of Incorporation), "beneficially" owns (as this term is defined in Rule 12d-3 of the General Rules and Regulations pursuant to the Securities Exchange Act of 1934), in the aggregate twenty percent (20%) or more of the outstanding share of the Common stock of this corporation, and any "affiliate" or "associate" (as those terms are defined in Rule 12b-2 pursuant to the Securities Exchange Act of 1934) of any such individual, corporation, trust, association, partnership or other person or entity;

     (3) The term "substantial part" shall be defined as and mean more than ten percent (10%) of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made;

     (4) Without limitation, any shares of Common Stock of this corporation which any related person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such related person;

     (5) For the purposes of this Article, the term "other consideration to be received" shall include, without limitation, Common Stock of this corporation retained by its existing public stockholders in the event of a business combination with such related person pursuant to which this corporation is the surviving corporation; and

     (6) With respect to any proposed business combination, the term "continuing director" shall be defined as and mean a director who was a member of the Board of Directors of this corporation immediately prior to the time that any related person involved in the proposed business combination acquired twenty percent (20%) or more of the outstanding shares of Common Stock of this corporation, and the term "outside director" shall be defined as and mean a director who is not (a) an officer or employee of this corporation or any relative of an officer of employee, (b) a related person or an officer, director, employee, associate or affiliate or a related person, or a relative of any of the foregoing, or (c) a person having a direct or indirect material business relationship with this corporation.

     THIRTEENTH. No action required to be taken or which may be taken at any annual special meeting of stockholders of this corporation may be taken without a meeting, and the power of stockholders to consent in writing setting forth the action so taken, shall be signed by

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the holders of outstanding shares, without a meeting, to the taking of any action is specifically permitted as allowed by law.

     FOURTEENTH. All of the powers of this corporation, that are lawfully vested by these Articles of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of this corporation, subject to the right of the shareholders entitled to vote with respect thereto adopt, alter, amend and repeal bylaws made by the Board of Directors.

          The undersigned director and majority shareholder hereby acknowledges that the foregoing Articles of Incorporation, as amended, is his act and deed.

     IN WITNESS WHEREOF, the undersigned Director of the Board has hereunto affixed his signature at Irvine, California this 22 day of January, 2002.

Initial Director of Universal Broadband Communications, Inc.



/s/ MARK ELLIS
---------------------------------
Mark Ellis, Director



                                AFFIDAVIT

I, Mark Ellis, being the majority shareholder of Universal Broadband Communications, Inc., hereby this 22 day of January, 2002, approve the above Articles of Incorporation and instruct the Director of Corporation to file the same with the Secretary of State of the State of Nevada.



/s/ MARK ELLIS
---------------------------------
Shareholder



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                UNIVERSAL BROADBAND COMMUNICATIONS, INC.

                          CORPORATE RESOLUTION

     A special meeting of the shareholders of Universal Broadband
Communications, Inc. on December 3, 2001 was noticed and called to order pursuant to the Bylaws of the corporation. After due discussion, and by unanimous vote, the following resolution was passed by the shareholders:

     BE IT RESOLVED that the CEO and majority shareholder is authorized to file restated Articles for Universal Broadband Communications, Inc., increase the shares of said corporation to one hundred million
(100,000,000) shares with ninety million (90,000,000) Common, ten million (10,000,000) Preferred and to amend Articles Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth and
Fourteenth as presented by the CEO at this meeting and to pay the appropriate fees and costs to the Secretary of State.


                                   Date: 1-22-02
                                        --------------

                                   CEO & Majority Shareholder,



                                   /s/ MARK ELLIS
                                   ---------------------------------
                                   Mark Ellis


THE ABOVE IS A TRUE AND CORRECT COPY.

Secretary,



/s/ HAROLD R. STOKES 1-22-02
---------------------------------
Harold R. Stokes



(Seal)